Exhibit 99.1

FINISH LINE REPORTS FOURTH QUARTER AND FISCAL YEAR EARNINGS

INDIANAPOLIS March 23, 2006—Alan H. Cohen, Chief Executive Officer of The Finish Line, Inc. (NASDAQ:FINL) announced results for the fourth quarter and fiscal year ended February 25, 2006.

FOURTH QUARTER RESULTS:

Net sales increased 10% (ten percent) to $399.2 million for the thirteen weeks ended February 25, 2006 (the “fourth quarter” or “Q4”) compared to $361.4 million reported for the thirteen weeks last year ended February 26, 2005 (“Q4 LY”). Comparable store net sales were flat (zero percent) for Q4 as compared to an 8% (eight percent) increase reported for Q4 LY.

Net income for Q4 was $28.1 million or $.58 per diluted share versus $28.2 million or $.57 per diluted share for Q4 LY. Included in Q4 is a pre-tax charge of $2.5 million ($.03 per diluted share) for the impairment of assets of twelve underperforming Finish Line stores. Also, the Company’s effective tax rate was adjusted in Q4 resulting in a year-to-date effective tax rate of 38.9%. The increase in the effective rate resulted from an increase in the Company’s expected state income taxes. As a result, the Company’s effective tax rate for Q4 was 40.4% as compared to 37.5% for Q4 LY. This change in effective tax rate resulted in additional tax expense in Q4 of $1.4 million ($.02 per diluted share). Diluted weighted average shares outstanding were 48,704,000 for the thirteen weeks ended February 25, 2006, versus 49,601,000 shares outstanding for the thirteen weeks ended February 26, 2005.

FISCAL YEAR RESULTS:

Net sales increased 12% (twelve percent) to $1.306 billion for the fifty-two weeks ended February 25, 2006 (“Fiscal 2006”) compared to $1.167 billion for the fifty-two weeks ended February 26, 2005 (“Fiscal 2005”). Comparable store net sales increased 1% (one percent) for Fiscal 2006 on top of a 9% (nine percent) increase for Fiscal 2005.

Net income for Fiscal 2006 was $60.5 million or $1.23 per diluted share versus $61.3 million or $1.24 per diluted share for Fiscal 2005. The income tax charge outlined above for Q4 had the effect of increasing the effective tax rate for the year to 38.9% as compared to 37.5% for Fiscal 2005. Diluted weighted average shares outstanding were 49,381,000 for Fiscal 2006, versus 49,377,000 shares outstanding for Fiscal 2005.

Mr. Cohen stated, “ Fiscal 2006 was a year of investment for Finish Line as we integrated and began to expand the Man Alive chain and prepared for the launch of our new women’s concept Paiva in April of 2006. The rollout of these two concepts along with continued expansion of the Finish Line brand is positioning the Company for sustained long-term growth. The Company remains financially strong with over $96 million in cash and marketable securities with no interest-bearing debt. This positions the Company to aggressively expand with 100 new stores planned between the three concepts in Fiscal 07.”

The Company’s Board of Directors has established July 20, 2006 as the 2006 Annual Meeting date and May 26, 2006 as the record date for such Annual Meeting.

INVENTORY AND STORE INFORMATION:

Merchandise inventories on a consolidated basis were $268.6 million at February 25, 2006. Finish Line store merchandise inventories were $260.6 million at fiscal year end compared to $237.5 million at February 26, 2005. On a per square foot basis Finish Line store merchandise inventories at fiscal year end increased approximately 1% (one percent) compared to one year ago.

Finish Line operated 657 stores at February 25, 2006, an increase of 10% (ten percent) over the 598 stores operated one year ago. For the year, Finish Line opened 66 new stores, remodeled 24 existing stores and closed 7 stores with retail square footage increasing 9% (nine percent) to 3,706,000 at February 25, 2006 versus 3,414,000 at February 26, 2005.

The Company opened 14 Man Alive stores during the year and as of February 25, 2006, Man Alive operated 51 stores totaling 159,000 square feet compared to 37 stores totaling 105,000 square feet one year ago.

CONFERENCE CALL:

The Company is hosting a live conference call at 8:30 am (ET) on Friday March 24th. Interested parties may participate in the call by calling 1-706-634-5566 (conference leader is Steve Schneider and conference ID# is 6479722). Those interested in listening to the call on the web can do so at www.finishline.com under investor relations.

The Company will make available a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 6479722). This replay will be available commencing at approximately 9:45 ET on Friday, March 24th and will remain available through March 27th. In addition, the replay will be available on the web at www.finishline.com under investor relations

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 657 Finish Line stores in 48 states and online. In addition, the Company also operates 52 Man Alive stores in 13 states. To learn more about The Finish Line, visit www.finishline.com and to learn more about Man Alive visit www.manalive.com.

The Finish Line, Inc.
Consolidated Statements of Income (Unaudited)
(In thousands, except per share and store data)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	February 25, 2006	February 26, 2005	February 25, 2006	February 26, 2005

Net Sales	$399,225	$361,386	$1,306,045	$1,166,767
Cost of Sales (including occupancy expenses)	265,150	242,046	892,624	798,033
Gross profit	134,075	119,340	413,421	368,734

Selling, general, and administrative expenses	87,622	74,586	316,416	271,787
Interest income - net	602	363	2,008	1,076
Income before income taxes	47,055	45,117	99,013	98,023
Income taxes	18,995	16,920	38,480	36,760
Net income	$28,060	$28,197	$60,533	$61,263
Diluted weighted average shares outstanding	48,704	49,601	49,381	49,377
Diluted net income per share	$0.58	$0.57	$1.23	$1.24

Dividends declared per share	$0.025	$0.025	$0.100	$0.075

Number of stores open at end of period:
Finish Line			657	598
Man Alive			51	37

Condensed Consolidated Balance Sheets (Unaudited)

ASSETS	February 25, 2006	February 26, 2005
Cash, cash equivalents and marketable securities	$96,563	$113,166
Merchandise inventories, net	268,590	241,242
Other current assets	16,374	17,392
Property and equipment, net	221,182	188,298
Other assets	24,943	14,921
Total assets	$627,652	$575,019

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$144,351	$137,016
Deferred credits from landlords	54,759	50,532
Other long-term liabilities	-	1,500
Shareholders' equity	428,542	385,971
Total liabilities and shareholders' equity	$627,652	$575,019

CONTACT:
The Finish Line, Inc., Indianapolis
Kevin S. Wampler, 317/899-1022 ext 6914
Executive Vice President - Chief Financial Officer

Media Requests Contact:
Elise Hasbrook, 317/899-1022 ext 6827
Corporate Communications Manager